EXHIBIT 99.1

TPI Composites, Inc. Withdrawing Financial Guidance for 2020 Due to Uncertainty Relating to COVID-19

SCOTTSDALE, Ariz., April 23, 2020 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq: TPIC), the only independent manufacturer of composite wind blades with a global footprint, announced today that as a result of the uncertainty relating to: (i) the rapidly evolving nature, magnitude and duration of the COVID-19 pandemic, (ii) the variety of measures implemented by governments around the world to address its effects and (iii) the impact on its manufacturing operations, TPI is withdrawing its financial guidance issued on February 27, 2020 for the fiscal year ending December 31, 2020 and subsequently updated on April 3, 2020. As a result, although customer demand currently remains strong, TPI cannot currently forecast or quantify with reasonable accuracy the full duration and financial magnitude of the impact of the COVID-19 pandemic. TPI will provide an update on the impact of COVID-19 on its liquidity, business operations, financial condition and results of operations in its first quarter 2020 earnings release, during its first quarter 2020 earnings call and in its Form 10-Q for the quarter ended March 31, 2020. TPI is managing its liquidity to ensure the long-term viability of the Company until the COVID-19 pandemic abates.

About TPI Composites, Inc.
TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long term relationships with leading OEMs in the wind and transportation markets. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., China, Mexico, Turkey and India. TPI operates additional engineering development centers in Denmark and Germany.

Forward-Looking Statements
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: the impact of the COVID-19 pandemic on our business; effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, profitability, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Investor Relations
480-315-8742
investors@TPIComposites.com